Exhibit 99.1

Surgalign Holdings, Inc. Announces 1-for-30 Reverse Stock Split

DEERFIELD, Ill., May 16, 2022 – Surgalign Holdings, Inc., (NASDAQ: SRGA) a global medical technology company focused on elevating the standard of care by driving the evolution of digital health, today announced that at its Annual Meeting of Stockholders (“Annual Meeting”) on May 10, 2022, the stockholders of the Company approved a reverse stock split of the Company’s issued and outstanding shares of its common stock and authorized the Board to select the ratio of the reverse stock split.

The Board of Directors has since exercised such discretion to effect a 1-for-30 reverse stock split which will take effect at the open of trading on the Nasdaq Global Select Market on Tuesday, May 17, 2022. The Company’s common stock will open for trading under a new CUSIP on the Nasdaq Global Select Market, on a split-adjusted basis under the current ticker symbol “SRGA.” The reverse stock split is intended to increase the per share trading price of the Company’s common stock to enable the Company to regain compliance with the minimum bid price requirement for continued listing on the Nasdaq Global Select Market.

The 1-for-30 reverse stock split will automatically convert 30 current shares of the Company’s common stock into one share of common stock. No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise hold a fractional share of the Company’s common stock will receive a cash payment in lieu thereof at a price equal to that fraction to which the stockholder would otherwise be entitled multiplied by the closing trading price of the common stock on the Nasdaq Global Select Market on Monday, May 16, 2022, and rounded down to the nearest whole cent.

Proportional adjustments also will be made to the exercise and conversion prices of the Company’s outstanding stock options, restricted stock units, warrants and convertible notes, and to the number of shares issued and issuable under the Company’s stock incentive plans.

Stockholders holding their shares electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares through a bank, broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers’ particular processes, and will not be required to take any action in connection with the reverse stock split. For those stockholders holding physical stock certificates, the Company’s transfer agent, Broadridge, will send instructions for exchanging those certificates for shares held electronically in book-entry form or for new certificates, in either case representing the post-split number of shares, and any payments in cash in lieu of fractional shares, if applicable.

In connection with the reverse stock split, the Company’s CUSIP number will change to 86882C204 at the market open on Tuesday, May 17, 2022.

About Surgalign Holdings, Inc.

Surgalign Holdings, Inc. is a global medical technology company committed to the promise of digital health to drive transformation across the surgical landscape. Uniquely aligned and resourced to advance the standard of care, the company is building technologies physicians and other health providers will look to for what is truly possible for their patients. Surgalign is focused on developing solutions that predictably deliver superior clinical and economic outcomes. Surgalign markets products throughout the United States and in more than 50 countries worldwide through an expanding network of top independent distributors. Surgalign is headquartered in Deerfield, IL, with commercial, innovation and design centers in San Diego, CA, Warsaw and Poznan, Poland, and Wurmlingen, Germany. Learn more at www.surgalign.com and connect on LinkedIn and Twitter.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our products, company, and industry, our management’s beliefs, and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and other variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in our public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting Surgalign’s website at www.surgalign.com or the SEC’s website at www.sec.gov.

Investor and Media Contact: Mike Vallie IR@surgalign.com +1 443 213 0499	Surgalign Contact: Kristine Simmons ksimmons@surgalign.com +1 619 206 4648